Exhibit 99.1

Internet Brands Stockholders Vote to Approve Acquisition by Hellman & Friedman

EL SEGUNDO, California — December 16, 2010 — Internet Brands, Inc. (NASDAQ: INET), a leading Internet media company, announced that its stockholders voted at a special meeting today to adopt the merger agreement entered into on September 17, 2010 providing for the acquisition of Internet Brands by investment funds managed by Hellman & Friedman LLC.

Adoption of the merger agreement was subject to two votes.  Under Delaware law, the merger agreement was required to be adopted by the affirmative vote of holders of a majority of the voting power of the company’s Class A common stock and Class B common stock outstanding on the record date of November 9, 2010, voting together as a single class. Holders of shares representing approximately 93.6% of the voting power of the outstanding common stock voted in favor of the adoption of the merger agreement.

In addition to the vote required under Delaware law, the merger agreement was required to be adopted by the holders of a majority of the outstanding shares of Internet Brands’ Class A common stock (other than shares held by Idealab, Idealab Holdings L.L.C. and certain other excluded parties). Holders of approximately 79.4% of these shares voted in favor of the adoption of the merger agreement.

Pursuant to the merger agreement, Internet Brands stockholders will receive $13.35 per share in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger (other than certain shares owned by Internet Brands, the other parties to the merger agreement, and their respective subsidiaries, and by stockholders who have perfected and not withdrawn a demand for appraisal rights). Subject to the satisfaction or waiver of customary closing conditions, the transaction is anticipated to close on December 17, 2010.

About Internet Brands

Internet Brands, Inc. (NASDAQ: INET) is a unique and leading Internet media company. The company owns and operates more than 100 websites that are leaders in their vertical markets.  In total, these sites organically attract (without paid marketing) approximately 70 million unique visitors per month.  The vast majority of these sites have very strong community participation.  Internet Brands is unique in its ability to monetize Internet audiences.  The company’s proprietary platform optimizes yields from its more than 40,000 direct advertisers spanning seven vertical categories. The platform is core to the company’s acquisitions strategy, providing a cost-efficient and scalable approach to expanding the company’s online footprint.  Internet Brands was founded in 1998 by Idealab, a creator and operator of technology companies based in Pasadena, California.

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. Since its founding in 1984, Hellman & Friedman has raised over $25 billion of committed capital. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including energy & industrials, software, business & marketing services, internet & digital media, financial services, insurance, media, and healthcare. For more information on Hellman & Friedman, visit www.hf.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements containing words such as “may,” “could,” “should,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” similar expressions or statements of current expectation or opinion and any statements of assumptions underlying the foregoing.  Investors and security holders are cautioned not to place undue reliance on forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause results to differ from expectations include risks relating to the ability to recognize benefits of the merger, risks that the transaction may disrupt current plans and operations, and potential difficulties in employee retention as a result of the merger.  Additional factors that may affect the future results of Internet Brands are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Internet

Brands’ Annual Report on Form 10-K for the annual period ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.  Internet Brands does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.

Contacts

Scott Friedman

Chief Financial Officer

Internet Brands, Inc.

310-280-4000

scott.friedman@internetbrands.com

Brendan McManus
Senior Account Executive
The Abernathy MacGregor Group for Hellman & Friedman
212-371-5999
bfm@abmac.com